DABNEY FLANIGAN, LLC
               --------------------------------------------------



PRIVILEGED AND CONFIDENTIAL
---------------------------

                                 October 6, 1998

Mr. Ben Cohen
President and Chief Operating Officer
PSI Industries, Inc.
1160B South Rogers Circle
Boca Raton, FL 33487

VIA FACSIMILE AND U.S. MAIL

Dear Mr. Cohen:

          This letter agreement (the "Agreement") will confirm the understanding between PSI Industries, Inc. (the "Company) and Dabney Flanigan, LLC ("DF"), pursuant to which the Company has retained DF to act as sole placement agent, on the terms and subject to the conditions set forth herein, in connection with the issuance of up to ten million dollars ($10,000,000.00) of senior subordinated debt with warrants (the "Financing"). The final terms and conditions of the Financing will be acceptable to the Company at it's sole discretion.

          1. ENGAGEMENT The Company hereby engages DF on an exclusive basis as its placement agent and DF hereby agrees, on a reasonable best efforts basis and subject to its satisfaction of on-going due diligence, to act as Placement Agent for the Company in connection with the Financing. This Agreement will expire on August 11, 1999; unless extended by mutual agreement of the Company and DF. Subject to the terms and conditions of this Agreement, the nature and scope of DF's efforts shall be as DF deems appropriate. The Company agrees that it shall obtain its own legal, tax and accounting advice from appropriate third party advisors. In general DF will assist and advise the Company in preparing the private placement memorandum, arranging introductory meetings with institutional investors, negotiate final terms with the lender or lenders and assist in closing the transaction.

          2. FEES AND EXPENSES As consideration for the services to be rendered hereunder by DF, the Company shall pay to DF (or cause DF to be paid) the following nonrefundable amounts:


         11150 SANTA MONICA BOULEVARD, SUITE.800 - LOS ANGELES, CA 90025
                    PHONE (310) 445-1855 - FAX (310) 479-5350

           (a) A Cash Transaction Fee (the "Transaction Fee") payable upon consummation of the Financing equal to six percent 6% of the "Gross Proceeds," as hereinafter defined, received by the Company in the Financing. For the purposes of the Agreement, "Gross Proceeds" shall be defined as the aggregate amount of cash receive0d (before deduction of amounts payable hereunder) by the Company in the Financing.

           (b) If DF provides any additional investment banking services, other than as contemplated in Section 1, which lead to the consummation of a Financing or any other type of transaction, then the Company shall pay a mutually agreed upon fee that is customary for the services rendered.

           (c) In addition, and without regard to whether any transaction is commenced or consummated or whether this Agreement expires or is terminated, the Company shall pay, promptly as billed, all reasonable out-of-pocket expenses of DF in connection with the services rendered by DF pursuant to this Agreement, including the fees and expense of counsel, messenger, overnight courier, telephone, fax, printing, copying, database and travel related expenses. Any amount over twenty-five thousand dollars ($25,000.00) will have to be approved in writing by the Company and will be credited against DF's cash transaction fee. Upon consummation of the Financing in an amount of no less than five million dollars ($5,000,000), the Company will pay DF fifty thousand dollars ($50,000.00) and issue DF twenty-five thousand (25,000) shares of the Company's Common Stock.

           (d) The. expense of the investors' counsel, to the extent deemed necessary by DF, shall be borne by the Company.

           (e) Upon consummation of the Financing, the Company shall issue to DF or its designees warrants to purchase shares of the Company's Common Stock, par value $.0001 per share, in an amount that equals to three percent (3%) of the investment arranged or committed, at an exercise price per share substantially the same as the one issued to investors in the Financing,, and entitling the holders thereof to the benefit of a warrant agreement containing antidilution protection and otherwise on substantially the same terms as those purchased by investors in such Financing if any warrants are issued to such investors in the Financing, and, if not, upon terms mutually agreed upon by the Company and DF.

         3. FURTHER SERVICES This Agreement does not constitute any agreement, express or implied, on the part of DF or any commitment by DF to underwrite, purchase, place, or cause that placement of any securities or, indebtedness or to advise the Company in connection with any transaction other than as described in Section 1. Any such commitment by DF shall be at DF's option and would, in each case, be subject to, among other things, the satisfactory completion by DF of an appropriate due diligence investigation of the Company, additional compensation and the execution by DF and the Company of a customary agreement acceptable to DF and its counsel.

         4. RIGHT OF FIRST REFUSAL The Company hereby grants to DF the right of first refusal to act as sole investment bank on any initial public offering or


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any private equity or debt placement transaction that the Company may engage in offer from the completion of this transaction and for one year thereafter.

         5. INDEMNIFICATION The Company agrees to indemnify the Indemnified Persons (as defined in Schedule A) as set forth in Schedule A hereto, which is incorporated herein and made a part hereof.

         6. TERMINATION The term of the Agreement shall be one year from the date hereof but may be extended by mutual written agreement of the parties hereto. DF may resign or the Company may terminate DF's engagement hereunder at any time upon 30 days written notice. In either event, the indemnity provisions contained in Section 5 and Schedule A shall survive any termination of this Agreement. If this Agreement shall expire or be terminated for any reason, however, DF shall be entitled to receive all outstanding amounts payable relating to expenses incurred in accordance with Section 2 hereof up to and including the effective date of such expiration or termination.

         If this Agreement expires or is terminated prior to the consummation of a Financing and within twelve (12) months after such expiration or termination the Company completes a Financing with a prospective investor introduced to the Company, then the Company hereby agrees to pay DF compensation in accordance with Section 2 of this Agreement (as if it had not expired or been terminated). In the event of such expiration or termination, DF shall provide the Company with a fist setting forth the names of such prospective investors, introduced to the Company by DF. For purposes of computing the fee payable pursuant to this
Section 6, DF agrees to provide the Company with a written list within thirty
(30) business days of expiration or termination hereof of all prospective investors with whom DF had discussion, on behalf of the Company, about the Financing.

         7. CERTAIN COVENANTS OF THE COMPANY

           (a) This Agreement is a valid, legal and binding agreement of the Company and is duly authorized and validly executed and delivered by the Company.

           (b) The Company will furnish DF and its agents and counsel with all information concerning the Company that DF and its agents and counsel reasonably deem appropriate and agree to provide DF and its agents and counsel with access to the Company's officers, directors, accountants, counsel, consultants and other appropriate agents and representatives. Such information will include an offering memorandum, including any appendices, exhibits, amendments and supplements thereto, various corporate reports and any other materials used in connection with completing the Financing (collectively the "Offering Materials") which the Company hereby authorizes and directs DF, as the Company's exclusive agent, to transmit to prospective investors in connection with the completion of the Financing and the performance of services hereunder. The Company acknowledges that DF and its agents and counsel may rely upon the completeness and accuracy of any and all Offering Materials as well as any other information furnished to any of them by or on behalf of the Company without any independent verification of such information or an appraisal of the Company's assets. The


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Company warrants that such information will be true and accurate and will not contain any untrue statement of a material fact or omit to state a material fact regarding the Company, including its businesses, assets, liabilities, financial condition, plans and prospects, necessary to make the statements made therein not misleading. The Company shall also promptly advise DF of any material developments affecting the Company. ,

           (c) The Company shall make such additional representations and warranties to DF as DF shall reasonably request considering customary practices, the nature of the Company and the proposed Financing and services to be rendered by DF.

           (d) Prior to the commencement and upon the consummation of any Financing, the Company's outside counsel shall deliver to DF opinions reasonably satisfactory to DF and its counsel with respect to the matters set forth in this
Section 7 and with respect to such other matters as is customary for DF in such transactions. In addition, the Company's counsel shall deliver such other opinions addressing matte *rs incidental to the Financing as and when DF and its counsel shall request, including without limitation opinions concerning litigation, patents and licensing.

           (e) The Company will promptly from time to time take such action as DF may reasonably request to qualify the offer and sale of the securities to be sold in any Financing under the securities laws of such jurisdictions as DF may reasonably request and to comply with such laws so as to permit such offers and sales.

           (f) The Company has not taken, and will not take, any action, directly or indirectly, so that any Financing will not be entitled to an exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof.

         8. SURVIVAL OF CERTAIN PROVISIONS The provisions contained in Sections 2, 4, and 6 of this Agreement, the indemnity and contribution agreements (and other provisions) contained in Section 5 of this Agreement (including Schedule A hereto), the covenants of the Company contained in Section 7 of this Agreement and this Section 8, shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of DF, or by or on behalf of any Indemnified Person (as such term is defined in Schedule A hereto),
(b) conclusion of any Financing, or (c) any termination or expiration of this Agreement, and shall be binding upon, and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, DF, and the Indemnified Persons.

         9. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

           (a) DF shall have the right to approve all disclosures that refer to DF's efforts with respect to any transaction contemplated hereby or the services being rendered hereunder. The Company also agrees that any reference io DF or any affiliate of DF in any released communication to any party outside the Company is subject to DF's approval, which approval shall not be unreasonably


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withheld or delayed. If DF resigns or is terminated prior to any release of communication, no reference shall be made therein to DF without DF's prior written permission which may be withheld in its sole discretion.

           (b) If DF resigns or is terminated prior to the dissemination of any offering document or other release or communication, no reference shall be made therein to DF without DF's prior written permission.

          10. CONFIDENTIALITY Except to the extent authorized by the Company or required by any Federal or state law, rule or regulation or any decision or order of any court of regulatory authority, DF agrees that it will refrain from disclosing to any person, other than to any agents, attorneys, accountants, employees, officers, and directors of DF in connection with the engagement hereunder, any confidential information which has not become public about the Company or its agents, attorneys or accountants in connection with the services rendered hereunder. Any advice rendered by DF hereunder shall not be disclosed publicly in any manner without DF's written approval and will be treated by the Company and DF as confidential. In addition, DF's advice is not intended for, and should not be relied upon, by other third parties.

          11. NOTICES Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) to the Company, at 1160B South Rodgers, Boca Raton, FL 33487, attention: Mr. Ben Cohen,
(b) to DF at 11150 Santa Monica Blvd. #800, Los Angeles, CA 90025, attention Mr. Carl DeRemer and (c) in the case of any notice given to DF, with a copy to the attention of Paul S. Bernstein, Esq., Morgan, Lewis & Bockius at 300 South Grand Ave, twenty-second floor, Los Angeles, CA 90071-3132.

          12. ADVERTISEMENTS THE Company agrees that after the closing of the Financing, DF shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its-services to the Company hereunder, provided that DF shall have submitted a copy of all such proposed advertisement to the Company for its prior written approval, which approval shall not be unreasonably withheld or delayed.

          13. CONSTRUCTION This Agreement, including Schedule A hereto, incorporates the entire understanding of the parties and supersedes all previous agreements and shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts made and performed in such State, without regard to principles of conflicts of law.

          14. SEVERABILITY Any determination that any provision of this Agreement (including any provision of Schedule A hereto) may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement (Including Schedule A hereto).

          15. HEADINGS The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

          16. COUNTERPARTS This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


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          17. THIRD PARTY BENEFICIARIES This Agreement has been and is made solely for the benefit of the Company, DF and the other Indemnified Persons referred to in Schedule- A, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Each Indemnified Person is intended to be a third party creditor beneficiary of this Agreement.

          18. MODIFICATION This Agreement may not be modified or amended except in writing, duly executed by the parties hereto.

          19. ARBITRATION Any controversy arising out of or relating to this Agreement in connection with Financing between DF and the Company or pursuant to this Agreement or the breach thereof shall be settled by arbitration in Los Angeles County, California in accordance with the rules of the National Association of Securities Dealers, Inc. (NASD).

          20. SUCCESSION This Agreement shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, DF, the Indemnified Persons.

          If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning to DF a duplicate copy of this letter by October 9, 1998. This letter, as signed in counterpart, shall constitute our agreement on the subject matter herein. Thereupon, the Company agrees to keep this letter confidential and shall not "shop" it with other investment bankers or financial advisors.

                                             Very truly yours,

                                             DABNEY FLANIGAN, LLC

                                             By /S/KELLEN FLANIGAN
                                                -------------------------------
                                                  KELLEN FLANIGAN
                                                  President

AGREED AND ACCEPTED:                         By  /S/CARL DEREMER
                                                 ------------------------------
                                                  CARL DeREMER
PSI INDUSTRIES, INC.                              Senior Vice President

By  /S/BEN COHEN
    --------------------------
    BEN COHEN
    President and Chief Operations Officer


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                                   SCHEDULE A

         This Schedule A is a part of and is incorporated into that certain letter agreement (together, this "Agreement"), dated August 11, 1998, between PSI Industries Inc., on behalf of itself and its subsidiaries and Dabney Flanigan, LLC. Capitalized terms used herein without definition shall have the meanings ascribed to them in such letter agreement.

         The Company, on behalf of itself and its subsidiaries, jointly and severally, agrees to indemnify and hold harmless DF, its affiliates and its parent and its affiliates, and their respective officers, directors, partners, employees, representatives and agents, and any other persons controlling DF and its parent or any of their affiliates within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, and each of their respective officers, directors, partners, employees, representatives and agents (DF and each such other person or entity being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against all losses, claims, damages, judgments, actions, costs, assessments, expenses and other liabilities (collectively, "Liabilities"), including, without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending against any such Liability, including the fees and expense of counsel to the Indemnified Persons, whether or not arising out of pending litigation or other action or proceeding or threatened litigation or threatened other action or proceeding and whether or not any Indemnified Person is a party thereto, directly or indirectly caused by, related to, based upon, arising out of, or in connection with (i) actions taken or omitted to be taken by the Company, its affiliates, employees, directors, officers, partners, representatives, or agents in connection with any transaction contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided, however, that, in the case of this subsection (ii) only, the Company shall not be responsible for any Liability arising primarily out of or based primarily upon the willful misconduct or gross negligence (as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of such Indemnified Person; or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Offering Document or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading. The Company shall notify DF and any Indemnified Person against whom there is instituted, threatened, or asserted any litigation, proceeding or claim promptly of such institution, threat or assertion, which involves the Company or any of its affiliates, assets or properties (and as to which the Company has notice) in connection with the matters addressed by this Agreement.

          In case any action or proceeding (for all purposes of this Schedule A, including any governmental investigation shall be brought or asserted against any Indemnified Person in respect of which indemnity may be sought against the Company or any of its subsidiaries, such Indemnified Person promptly shall notify the Company in writing (provided that the failure of any Indemnified Person to give such notice shall not relieve the Company of its obligations



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pursuant to this Agreement). Such Indemnified Person shall have the right to employ its own counsel in any such action or proceeding and the fees and expenses of such counsel shall be paid, as incurred, by the Company. The Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses or more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Persons, which firm shall be designated in writing by DF. The Company shall have the right to employ separate counsel in, and to participate in the defense of, any action or proceeding with respect to which it has no right to assume the defense, but the fees and expenses of such counsel shall be at the expense of the Company. In addition, the Company and its subsidiaries shall be liable for any settlement of any such action or proceeding effected with the Company's prior written consent, which consent will not be unreasonably withheld, and the Company and its subsidiaries agree to indemnify had hold harmless any Indemnified Person from and against any Liabilities by reason of any settlement of any action effected with the written consent of the Company. The Company and its subsidiaries agree to be liable for any settlement of any action or proceeding effected without its written consent if (i) settlement is entered into more than 10 business days after receipt by the Company of the aforesaid request for payment in respect of an indemnification obligation pursuant hereto and (ii) the Company shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. The Company and its subsidiaries will not, without the prior consent of DF, settle, compromise or consent to the entry of any judgment or otherwise seek to terminate any pending or threatened action, claim, litigation, or proceeding in respect of which indemnification or contribution may be sought pursuant hereto (whether or not any Indemnified Person is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such action, claim, litigation, or proceeding.

          If the indemnification provided for herein is finally determined by a court of competent jurisdiction to be unavailable to an Indemnified Person under the first paragraph of this Schedule A in respect of any Liability, then the Company and its subsidiaries, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and its subsidiaries on the one hand and by DF on the other, from the services rendered pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in cause (i) above, but also the relative fault of the Company and its subsidiaries on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. The relative benefits received by the Company and ' its subsidiaries on the one hand and received by DF (and its related Indemnified Persons), on the other hand, with respect to any transaction shall be deemed to be in the same proportion as (a) the total value of the consideration received or contemplated to- be received by the Company and its subsidiaries in connection with such transaction bears to
(b) the fees actually paid to DF with respect to such transaction, less any amounts paid or payable or other liabilities incurred by DF or any Indemnified Person in respect of transactions contemplated by this Agreement. The relative fault of the Company and its subsidiaries on the one hand and such Indemnified Person on the other hand with respect to any restructuring transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Company and its subsidiaries or by such Indemnified Person (it being understood that the only information being provided by the Indemnified Persons is that information, if any, expressly related to DF) and the parties' relative intent, knowledge, access to information had opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Agreement, the Indemnified Persons, in the aggregate, shall not be required to contribute any amount in


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excess of the amount of fees actually received by DF pursuant to Section 2 of this Agreement in connection with the Financing that gave rise to such liability, less any amounts paid or payable or other liabilities incurred by DF or any Indemnified Person in respect of transactions contemplated by this Agreement. The Company and DF agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account the quotably considerations referred to above. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Agreement and the engagement of DF hereunder, except for such Liabilities incurred by the Company which arise from actions taken by an Indemnified Person and then only to the extent they are determined by a court of competent jurisdiction in a final judgment not subject to appeal or further review to have resulted from such Indemnified Person's willful misconduct or gross negligence.

         The indemnity and contribution obligations of the Company and its subsidiaries set forth herein shall be in addition to any liability or obligation the Company and its subsidiaries may otherwise have to any Indemnified Person.




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